UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Oracle Corporation

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500 Oracle Parkway
Redwood City, California 94065

September 14, 2007
To our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Friday, November 2, 2007 at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2007 Annual Meeting of Stockholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal year 2007. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “How Do I Vote?” in the proxy statement for more details. Returning your proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting, we invite you to watch the proceedings via webcast by going to http://www.oracle.com/investor.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison
Chief Executive Officer

500 Oracle Parkway
Redwood City, California 94065

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Friday, November 2, 2007.
PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065
LIVE WEBCAST	Available on our web site at http://www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Friday, November 2, 2007.
ITEMS OF BUSINESS	(1) To elect a Board of Directors to serve for the next year.
(2) To approve the adoption of the Fiscal Year 2008 Executive Bonus Plan.
(3) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
(4) To consider and to act on two stockholder proposals, if properly presented at the Annual Meeting.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	In order to vote, you must have been a stockholder at the close of business on September 7, 2007.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Daniel Cooperman
Senior Vice President, General Counsel & Secretary
September 14, 2007

ORACLE CORPORATION

2007 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

September 14, 2007

We are providing these proxy materials in connection with Oracle Corporation’s 2007 Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card or voter instruction card and our 2007 Annual Report on Form 10-K were first sent to stockholders on or about September 17, 2007. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2007 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	Election of directors;

•	Approval of the Fiscal Year 2008 Executive Bonus Plan;

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008;

•	Two stockholder proposals, if properly presented at the Annual Meeting; and

•	Any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of directors;

•	for the approval of the adoption of the Fiscal Year 2008 Executive Bonus Plan;

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008;

•	against the two stockholder proposals; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set September 7, 2007, as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on September 7, 2007, may attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 5,118,343,849 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

Directors are elected by a plurality of the votes cast. This means that the eleven individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected. We also adopted a Majority Voting Policy for directors in our Corporate Governance Guidelines. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our Majority Voting Policy for directors. Full details of our Majority Voting Policy are set forth in our Corporate Governance Guidelines available on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

The approval of the Fiscal Year 2008 Bonus Plan, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposals each requires the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter in order to be approved. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters such as the stockholder proposals and our executive bonus plan.

If you do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires approval of a majority of the outstanding shares (there are no such proposals this year), a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker, bank or nominee.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring one guest to the Annual Meeting if there is space available.

What do I need to attend the Annual Meeting and when should I arrive?

In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of Oracle stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket to be admitted. Stockholders and proxyholders must also present a form of photo identification such as a driver’s license.

An admission ticket is on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement. If you do not bring an admission ticket, proof of ownership of Oracle stock on the record date will be needed to be admitted. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership.

Admission to the Annual Meeting will begin at 9:00 a.m. Seating will be limited. In order to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., we recommend you arrive early.

The Annual Meeting will be held at 350 Oracle Parkway, Redwood City, California. When you arrive, signs will direct you to the appropriate meeting rooms. Please note that due to security reasons, all bags will be subject to search, and all persons who attend the meeting will be required to pass through a metal detector. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting rooms.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting also will be webcast on November 2, 2007. You are invited to visit http://www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website following the Annual Meeting through November 9, 2007.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile, email or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access Oracle’s proxy materials and annual report electronically?

The proxy statement and our 2007 Annual Report on Form 10-K are available on our website at http://www.oracle.com/investor. Instead of receiving copies of our future annual reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. See http://www.oracle.com/investor to enroll for electronic delivery.

Starting next year, we intend to use the new “Notice and Access” method of providing proxy materials and our annual report. If you have not opted to receive an email notification, you will receive by mail a simple “Notice of Internet Availability of Proxy Materials” (the “Notice”) which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or email, as you prefer. You will no longer automatically receive copies of proxy materials by mail. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials and our annual report, we encourage you to sign up for electronic delivery of the Notice.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

How do I find out the voting results?

We have engaged IVS Associates, Inc. to serve as the independent inspector of elections for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending November 30, 2007, which we will file with the U.S. Securities and Exchange Commission (the “SEC”). We will also post the results of the voting on our website at http://www.oracle.com/corporate/investor_relations/proxyresults.html. After the Form 10-Q is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, Computershare Trust Company, N.A., by calling 1-877-282-1168 or writing to Computershare Trust Company, N.A., c/o Computershare Shareholder Services, Inc., P.O. Box 43010, Providence, Rhode Island 02940-3010, or visit their website at www.computershare.com/equiserve to get more information about these matters.

HOW DO I VOTE ?

Your vote is important. You may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now, will be available 24 hours a day and will close at 8:59 p.m., Pacific Time, on November 1, 2007.

Vote by Telephone

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote on the Internet

You can also choose to vote on the Internet. The web site for Internet voting is http://www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will be responsible for.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card or voting instruction card, date and sign it, and return it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Oracle Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card or voting instruction card but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, all of whom have been nominated for election at the Annual Meeting, is set forth below. Unless otherwise indicated, each position with Oracle described in each director’s biography below refers to Board or committee membership and/or employment currently with Oracle and, prior to January 31, 2006, with Oracle Systems Corporation, formerly known as Oracle Corporation and currently a wholly owned subsidiary of Oracle.

Jeffrey O. Henley, 62, has served as the Chairman of the Board since January 2004 and as a Director since June 1995. He served as an Executive Vice President and Chief Financial Officer from March 1991 to July 2004. Mr. Henley has been a member of the Executive Committee since July 1995. He also serves as a director of CallWave, Inc.

Lawrence J. Ellison, 63, has been Chief Executive Officer and a Director since he founded Oracle in June 1977. He served as Chairman of the Board from May 1995 to January 2004 and has been a member of the Executive Committee since December 1985.

Donald L. Lucas, 77, has served as a Director since March 1980. He has been a member and Chairman of the Executive Committee since December 1985, a member of the Finance and Audit Committee (the “F&A Committee”) since December 1982, Chairman of the F&A Committee since 1987 and a member of the Committee on Independence Issues (the “Independence Committee”) since October 1999. He has been a self-employed venture capitalist since 1967. He also serves as a director of Cadence Design Systems Inc., DexCom, Inc., Vimicro International Corporation and 51job, Inc.

Michael J. Boskin, 61, has served as a Director since April 1994. He has been a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005. He has been a member of the Nomination & Governance Committee (“Governance Committee”) since July 1994. He is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of ExxonMobil Corporation and Vodafone Group, PLC.

Jack F. Kemp, 72, has served as a Director since December 1996 and previously served as a Director of Oracle from February 1995 until September 1996. He is the chairman of Kemp Partners, a strategic consulting firm he founded in July 2002. From July 2004 to February 2005, Mr. Kemp was a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks Empower America. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, InPhonic, Inc. and Six Flags, Inc.

Jeffrey S. Berg, 60, has served as a Director since February 1997. He has been a member of the Compensation Committee since October 2001 and Chairman of the Compensation Committee since June 2006. He has been a member of the Governance Committee since October 2001. He has been an agent in the entertainment industry for over 35 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Safra A. Catz, 45, has been Chief Financial Officer since November 2005 and a President since January 2004. She has served as a Director since October 2001. She was Interim Chief Financial Officer from April 2005 until July 2005. She served as an Executive Vice President from November 1999 to January 2004 and Senior Vice President from April 1999 to October 1999.

Hector Garcia-Molina, 53, has served as a Director since October 2001. Mr. Garcia-Molina has been a member of the Compensation Committee and the Independence Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University. Mr. Garcia-Molina also serves as a director of Kintera, Inc.

H. Raymond Bingham, 61, has served as a Director and a member of the F&A Committee since November 2002. Mr. Bingham has been a member and Chairman of the Independence Committee since July 2003 and a member and Chairman of the Governance Committee since August 2005. He has been a Managing Director of General Atlantic LLC, a leading global private equity firm since November 2006. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of KLA-Tencor Corporation, Flextronics International Ltd. and STMicroelectronics N.V.

Charles E. Phillips, Jr., 48, has been a President and has served as a Director since January 2004. He served as Executive Vice President, Strategy, Partnerships, and Business Development, from May 2003 to January 2004. Prior to joining Oracle, Mr. Phillips was with Morgan Stanley & Co. Incorporated, a global investment bank, where he was a Managing Director from November 1995 to May 2003 and a Principal from December 1994 to November 1995. From 1986 to 1994, Mr. Phillips worked at various investment banking firms on Wall Street. Prior to that, Mr. Phillips served as a Captain in the United States Marine Corps as an information technology officer. Mr. Phillips also serves as a director of Viacom Inc. and Morgan Stanley.

Naomi O. Seligman, 69, has served as a Director since November 2005. Ms. Seligman has been a member of the Compensation Committee since June 2006. She has been a senior partner at Ostriker von Simson, a technology research firm which chairs the CIO Strategy Exchange, a forum which brings together vital quadrants of the IT sector, since June 1999. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. Ms. Seligman also serves as a director of The Dun & Bradstreet Corporation and Akamai Technologies, Inc.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Presidents (including our Chief Financial Officer), Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. The Board met 10 times during fiscal year 2007: four were regularly scheduled meetings and six were special meetings. Each director attended at least 75% of all Board meetings held during fiscal year 2007.

Committees, Membership and Meetings

The current standing committees of the Board are the Executive Committee, the Finance and Audit Committee, the Nomination & Governance Committee, the Compensation Committee and the Committee on Independence Issues.

The table below provides membership information currently and during fiscal year 2007 and fiscal year 2007 meeting information for each such Board committee. In fiscal year 2007, each committee member attended at least 75% of the total meetings of the Board and board committees of which he or she was a member.

Committee Memberships

Name	Executive	F&A	Governance	Compensation	Independence

Jeffrey O. Henley	M
Jeffrey Berg			M	C
H. Raymond Bingham		M	C		C
Michael J. Boskin		VC	M
Safra A. Catz
Lawrence J. Ellison	M
Hector Garcia-Molina				M	M
Jack F. Kemp
Donald L. Lucas	C	C			M
Charles E. Phillips, Jr.
Naomi O. Seligman				M
2007 Meetings	0	20	5	10	5
M Member
C Chair
VC Vice Chair

The Executive Committee

Unless otherwise specified by the Board of Directors, the Executive Committee is generally vested with all the powers of the Board, except that the Executive Committee cannot take action beyond certain financial limits, dissolve Oracle, sell all or substantially all of our assets, amend our bylaws or take any other action not permitted to be delegated to a committee under Delaware law or our bylaws.

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	Act as an independent and objective party to monitor our financial reporting process and internal control system;

•	Review and appraise the audit efforts of our independent auditors;

•	Oversee our internal audit department;

•	Evaluate our quarterly financial performance at Earnings Review meetings;

•	Oversee management’s establishment and enforcement of financial policies and business practices;

•	Oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•	Provide an open avenue of communication between the Board of Directors and the independent auditors, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department; and

•	Review and, if within its delegated range of authority, approve merger and acquisition and investment transactions proposed by our management.

The F&A Committee held executive sessions with our independent auditors on four (4) occasions in fiscal year 2007. The F&A Committee operates under a written charter adopted by our Board of Directors. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

The Independence Committee has determined that each member of the F&A Committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of the NASDAQ Stock Market LLC (“NASDAQ”) for members of audit committees. In addition, the Board has determined that each of Donald L. Lucas and H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination & Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle.

In July 2007, the Board amended the charter of the Governance Committee, among other things, to remove the delegation of authority to evaluate the independence of our Board members because this authority was transferred to the Independence Committee. The Governance Committee charter is posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

The Compensation Committee

The functions of the Compensation Committee are to:

•	Review and set the compensation, including, as applicable, salaries, bonuses and stock options, of our Chief Executive Officer, directors and other executive officers;

•	Lead the Board in its evaluation of the performance of the Chief Executive Officer;

•	Review and approve our stock plans and approve stock option awards; and

•	Oversee our 401(k) Plan committee and have responsibility for 401(k) Plan amendments.

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

In April 2007, the Board amended the charter of the Compensation Committee in light of the SEC’s new rules on executive compensation disclosure and evolving best practices to, among other things:

•	Outline when and how the Compensation Committee should hold meetings;

•	Clarify that the Compensation Committee shall review and approve all executive officer compensation arrangements;

•	Require that the Compensation Committee review and discuss the Compensation Discussion and Analysis section (“CD&A”) of our proxy statement with management and determine if the CD&A should be included in our proxy statement; and

•	Require the production of the Compensation Committee Report as required by the rules and regulations of the SEC for inclusion in our proxy statement.

The Compensation Committee meets at scheduled times during the year, meets in executive session without management present and holds additional meetings from time to time as necessary. In fiscal year 2007, the Compensation Committee met ten times.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work.

Please see the section titled “Stock Options and Option Grant Administration” on page 34 of this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and see the subsection of our CD&A titled “Timing of Stock Option Grants” on page 29 of this proxy statement for a discussion of our policies and practices regarding when we grant our stock options.

Please also see the subsection of our CD&A titled “Roles of the Compensation Committee and CEO in Determining Executive Compensation” on page 31 of this proxy statement for a discussion of their respective roles in setting executive compensation.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related party transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related party relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers.

In January 2007, the Board amended the charter of the Independence Committee in light of the SEC’s new rules on related party transactions disclosure to, among other things:

•	Update the charter to take into account the new “principles-based” framework of the new SEC rules;

•	Evaluate the independence of our Board members which was previously the responsibility of our Governance Committee;

•	Raise the threshold of disclosable transactions from $60,000 to $120,000; and

•	Change the name of this committee from “The Independent Committee for Review of Interested Transactions” to “The Committee on Independence Issues.”

The Independence Committee charter is posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and formula stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison, Henley and Phillips and Ms. Catz, receive no separate compensation to serve as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal year 2007, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000
Executive Committee	—

Additional Annual Retainers for Committee Chairs:
F&A Committee	$25,000
F&A Committee (Vice Chair)	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000
Executive Committee	$20,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than Earnings Review Meetings)	$3,000
F&A Earnings Review Meeting	$2,000
Compensation Committee	$2,000
Governance Committee	$2,000
Independence Committee	$2,000
Executive Committee	$2,000

Directors’ Equity Compensation

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”) which provides for option grants, restricted stock or other equity-based awards to directors for their services. Non-Employee directors currently receive the following grants of options to purchase our common stock under the Directors’ Plan:

(a)	Options to purchase 60,000 shares of our common stock, granted on the date an individual becomes a director; and

(b)	Options to purchase 45,000 shares of our common stock, granted on May 31st of each year, provided such director has served on the Board for at least six months as of the date of the grant.

In addition, we make additional annual grants of options to non-employee directors who also serve as the chair or vice chair of certain committees of the Board. Each of these grants is made on May 31st of each year to the director who, as of the date of grant, had served as a member of the relevant committee for one year (or for vice chair of the F&A Committee, served as vice chair of the F&A Committee for six months). During fiscal year 2007, the following additional option grants were made:

F&A Committee Chair	45,000 shares
F&A Committee Vice Chair	30,000 shares
Compensation Committee Chair	30,000 shares
Governance Committee Chair	15,000 shares
Executive Committee Chair	15,000 shares

All options granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant. The vesting of our non-employee directors’ stock options will accelerate upon a transaction that results in a change-in-control of Oracle and that is expressly disapproved by the Board, such as, for example, in a “hostile takeover” transaction.

Director Compensation for Fiscal Year 2007

The following table provides certain summary information concerning cash and certain other compensation we paid to non-employee directors for fiscal year 2007. As further described above, non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and option grants for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committee Memberships” above for a list of committees on which each director served during fiscal year 2007.

	Fees Earned or	Option Awards	All Other
Name	Paid in Cash($)	(1) (2) ($)	Compensation($)	Total($)

Jeffrey S. Berg	149,391	141,829	—	291,220
H. Raymond Bingham	218,500	154,540	—	373,040
Michael J. Boskin	202,500	258,748	—	461,248
Hector Garcia-Molina	131,500	141,829	—	273,329
Jack F. Kemp	74,500	141,829	—	216,329
Donald L. Lucas	216,500	333,245	—	549,745
Naomi O. Seligman	106,391	177,378	—	283,769

(1)	These amounts reflect the value determined by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock option awards granted to each of the named executive officers in fiscal year 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of our non-employee directors in fiscal year 2007. For additional information, see Note 7 of our financial statements in the Form 10-K for the year ended May 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	The following table provides certain additional information concerning the option awards of our non-employee directors for fiscal year 2007:

	Total Stock Option	Option Awards	Grant Date Fair
	Awards	Granted During	Value of Option
	Outstanding at 2007	Fiscal Year	Awards Granted
	Fiscal Year End	2007(a)	During Fiscal Year
Name	(Shares)	(Shares)	2007($)

Jeffrey S. Berg	575,000	75,000	461,235
H. Raymond Bingham	230,000	60,000	368,988
Michael J. Boskin	1,024,000	75,000	461,235
Hector Garcia-Molina	295,000	45,000	276,741
Jack F. Kemp	539,532	45,000	276,741
Donald L. Lucas	735,000	105,000	645,729
Naomi O. Seligman	135,000	45,000	276,741

(a)	All options in this column were granted on May 31, 2007, and vest 25% per year over four years on each anniversary of the date of grant.

CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and NASDAQ. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle. The Guidelines, which are posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor, deal with the following matters:

•	Director qualifications;

•	Director majority voting policy;

•	Director responsibilities;

•	Conflicts of interest;

•	Board committees;

•	Director access to officers and employees;

•	Director compensation;

•	Director orientation and continuing education;

•	Director and executive officer stock ownership;

•	Chief Executive Officer (“CEO”) evaluation;

•	Performance evaluation of the Board and its committees; and

•	Stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NASDAQ. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

In March 2007, our Board, upon the recommendation of our Governance Committee, approved amendments to the Guidelines and to our Supplemental Conflict of Interest Policy for Senior Officers to focus the Conflict of Interest Policy solely on our senior officers and to address conflicts of interest expectations for our outside directors in the Guidelines, which set forth other policies applicable to our directors. The amendments to the Guidelines enhanced the pre-existing provisions regarding conflicts of interests for outside directors providing that outside directors must:

•	Annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	Disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	Disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The March 2007 amendments also removed time frame requirements for any stockholder to submit a candidate for the Governance Committee’s consideration (since this time frame is now addressed in our bylaws) and reflected our use of a presiding director at executive sessions of the Board.

Board members are expected to attend the Annual Meeting of Stockholders. Nine of our eleven Board members attended last year’s Annual Meeting.

The Guidelines provide for regular executive sessions to be held by non-management directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities. Board members and executive officers are also required to own shares of Oracle stock, and the Governance Committee sets and periodically reviews and makes changes to these ownership requirements, which are further described below.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the long and short term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

Majority Voting Policy

The Guidelines set forth our Majority Voting Policy for directors which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	The stated reasons, if any, why stockholders withheld their votes,

•	Possible alternatives for curing the underlying cause of the withheld votes,

•	The director’s tenure,

•	The director’s qualifications,

•	The director’s past and expected future contributions to Oracle, and

•	The overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws.

If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider any resignation offers and recommend to the Board whether to accept them.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “FOR” votes.

Our Majority Voting Policy for directors is set forth in our Guidelines.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. The Board is currently composed of four employee directors and seven independent directors. The Independence Committee has determined that each of the following directors is independent (as defined by NASDAQ listing standards): Messrs. Lucas, Kemp, Berg, Garcia-Molina and Bingham, Dr. Boskin and Ms. Seligman; and that therefore all directors who serve on the Compensation, F&A, Governance and Independence Committees are independent under the NASDAQ listing standards.

In making the independence determinations, the following relationships were considered:

•	Mr. Lucas is a co-trustee on trusts for the benefit of Mr. Ellison’s children.

•	Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight Boards at Stanford University.

•	Mr. Berg is the Chairman and Chief Executive Officer of International Creative Management, Inc. (“ICM”), a talent agency for the entertainment industry. ICM has purchased software and services from us in the past three years, however the amount involved falls within NASDAQ prescribed limits. ICM has also represented actors who have been employed by our advertising agencies.

•	Mr. Bingham previously was Executive Chairman of Cadence Design Systems, Inc. Cadence has purchased software and services from us in the past three years, however the amount involved falls within NASDAQ prescribed limits. In addition, Mr. Bingham’s daughter was a full-time employee (but not an executive officer) of Oracle prior to fiscal year 2007. She had been employed prior to Mr. Bingham joining our Board and her salary and bonus in fiscal years 2005 and 2006 were under $100,000, which was commensurate with her peers.

•	Except for Mr. Garcia-Molina, each of our non-employee directors is or was during the previous three fiscal years, a non-management director of another company that did business with us during those years.

The independent members of our Board held an executive session without members of management present following each of the regularly scheduled Board meetings, for a total of four (4) meetings in fiscal year 2007.

The function of each standing committee is described on pages 9 through 11 of this proxy statement. Each committee with a charter periodically reviews its charter, as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Compensation, F&A, Governance and Independence Committees are posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Henley is our Chairman, and Mr. Ellison is our Chief Executive Officer. We currently have no policy mandating an independent lead director. The Board believes that a number of non-management directors fulfill the lead director role at various times, including during executive sessions, depending upon the particular issues involved. On an annual rotating basis, the chairpersons of the Governance Committee and the Compensation Committee serve as the presiding director at executive sessions of the Board.

The Board routinely reviews and discusses its succession plans for Oracle’s senior management, including the Chief Executive Officer.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Director Stock Ownership Requirements.  Under our current stock ownership requirement for directors, all directors are currently required to own at least 5,000 shares of our common stock. Any new members of the Board will be required to own 1,000 shares of our common stock within one year of the date such director joins the Board and to own 5,000 shares within two years of such date.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our bylaws and has complied with the notice procedures set forth in our bylaws. Stockholders may also submit director nominees to the Governance Committee for its consideration as described below.

Nomination and Governance Committee and Corporate Governance Guidelines
The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor. Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to Daniel Cooperman, Senior Vice President, General Counsel & Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055, with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, leadership and strategic vision. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board and its committees.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures
Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary and must be mailed to him at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to him at 1-650-506-3055, with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Stockholder Matters

Disclosure.  We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic and current SEC reports.

Equity Plans.  It has been our long-standing practice, and as required by NASDAQ, to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. Our Amended and Restated 2000 Long-Term Equity Incentive Plan does not permit us to reprice stock options without stockholder approval.

Communications with Board.  Any stockholder wishing to communicate with any of our directors regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Executive Officer Stock Ownership Requirements.  All executive officers are required to own at least 5,000 shares of our common stock. Any new executive officers will be required to own 1,000 shares of our common stock within one year of the date such person becomes an executive officer and to own 5,000 shares within two years of such date.

Code of Conduct.  In 1995, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our compliance and ethics program involves the administration of, training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance & Ethics Officer. We have also appointed regional compliance and ethics officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

Compliance and Ethics Helpline.  With oversight from the F&A Committee, we have established procedures to receive, retain and address employee complaints received by Oracle. These procedures include a confidential telephone helpline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. We have also adopted an internet-based incident reporting system that enables employees to submit any ethical concerns and incidents via Oracle’s intranet. The helpline and the internet-based incident reporting system are available 24 hours a day, seven days a week. An interpreter is provided to helpline callers who want to communicate in languages other than English, and the incident reporting system is available in different foreign languages. Employees may choose to remain anonymous. Certain jurisdictions, however, limit topics that may be reported anonymously; employees who identify themselves as being from affected countries are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers.  Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related parties. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

In March 2007, our Board, upon the recommendation of our Governance Committee, approved amendments to the Conflict of Interest Policy to focus the Conflict of Interest Policy solely on our senior officers and to address conflicts of interest expectations for our outside directors in the Corporate Governance Guidelines, which set forth other policies applicable to our directors. The amendments to the Conflict of Interest Policy also:

•	Rename the policy “The Supplemental Conflict of Interest Policy for Senior Officers”,

•	Revise the definition of “related party” to better align with recent regulatory changes,

•	Update the threshold levels for certain investments,

•	Exclude investments over which a senior officer has no influence,

•	Remove the requirement that a senior officer give notice prior to commencing service on the board of a non-profit entity, and

•	Clarify the procedures associated with the submission and review of annual statements and declarations required under the policy.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 7, 2007 (unless otherwise indicated below), with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership (1)	of Class

Lawrence Ellison (2)	1,270,096,324	24.6%
500 Oracle Parkway, Redwood City, CA 94065
Capital Research & Management Company (3)	509,271,034	9.9%
300 South Hope Street, Los Angeles, CA 90071
Keith Block (4)	3,017,142	*
Safra Catz (5)	10,069,108	*
Charles Phillips, Jr. (6)	2,442,500	*
Charles Rozwat (7)	5,390,676	*
Jeffrey Berg (8)	460,000	*
H. Raymond Bingham (9)	130,000	*
Michael Boskin (10)	796,500	*
Hector-Garcia Molina (11)	210,000	*
Jeffrey Henley (12)	5,047,016	*
Jack Kemp (13)	454,532	*
Donald Lucas (14)	1,880,000	*
Naomi Seligman (15)	36,145	*
All current executive officers and directors as a group (18 persons) (16)	1,306,325,728	25.1%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)	Includes 53,525,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date and includes 911,744 shares owned by Mr. Ellison’s spouse of which he disclaims beneficial ownership. Includes 525,091,175 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit.

(3)	Based on a Holdings Report on Form 13F filed on August 14, 2007, by Capital Research & Management Company. The Form 13F disclosed that Capital Research, an investment manager, owned 509,271,034 shares of our common stock as of June 30, 2007.

(4)	Includes 3,006,610 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(5)	Includes 10,062,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(6)	Includes 2,437,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(7)	Includes 5,362,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(8)	Includes 455,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(9)	Includes 125,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(10)	Includes 791,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(11)	Includes 205,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(12)	Includes 5,012,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(13)	Includes 449,532 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(14)	Includes 5,000 shares held in trust for the benefit of Mr. Lucas and his spouse. Includes 475,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date. Includes 1,400,000 shares held in trust for the benefit of the children of Mr. Ellison, our CEO, for which Mr. Lucas is a co-trustee but not a beneficiary; Mr. Lucas disclaims beneficial ownership of such shares held in trust for Mr. Ellison’s children.

(15)	Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 22,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(16)	Includes all shares described in notes (2) and (4) through (15) above, 67,035 additional shares beneficially owned and 6,228,750 additional shares subject to currently exercisable options or options exercisable within 60 days of the record date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oracle’s Compensation Committee reviews and determines the objectives and policies for executive officer and director compensation, approves compensation for our executive officers and directors and administers our stock plans. This section discusses our compensation program in fiscal year 2007 for Lawrence J. Ellison, our Chief Executive Officer (“CEO”); Safra A. Catz, our President and Chief Financial Officer; Charles E. Phillips, Jr., our President; Charles A. Rozwat, our Executive Vice President for Server Technologies; and Keith G. Block, our Executive Vice President for North America Sales and Consulting (collectively, the “named executive officers”) and generally for our other executive officers.

Objectives of our Compensation Program

The objectives of our executive compensation program are to:

•	Attract and retain highly talented and productive executives;

•	Provide incentives for superior performance; and

•	Align the interests of our executive officers with those of our stockholders.

Our philosophy with respect to our executive compensation program, both in fiscal year 2007 and historically, is to reward the individuals with the greatest responsibilities and our top performers, i.e., those with the potential to contribute the most to the success of our business, with attractive pay packages, but only if they and Oracle achieve a high level of performance. Therefore, we set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation (as further described under “Peer Company Executive Compensation Comparison” below). But actual payment of most of the target compensation depends on successful performance. In short, we believe ours is a “results-oriented” executive compensation program. We believe that above-average target compensation levels, linked to the achievement of specified performance goals and metrics, are essential to motivating and retaining our executives.

Within Oracle, executive compensation is weighted most heavily towards our most senior executives because we believe they have the potential to make the greatest impact on our business and financial results.

What Our Compensation Program is Designed to Reward

Our executive compensation program is designed primarily to reward the achievement of certain financial and stock price performance goals and metrics which we believe are the best indicators of the success of our business. Since we believe that a growing, profitable company creates shareholder value, the design of our executive compensation program emphasized the achievement of various measures of profitability and growth in fiscal year 2007.

The primary goals and metrics we chose for our cash bonus plan included growth in our pre-tax profit on a non-GAAP basis, growth in business segment revenues and “bookings” (i.e., amounts associated with contracts signed) and success in exceeding business segment profit margin targets. These performance metrics are tailored to each executive’s position and role at Oracle. For our CEO and Presidents, we designed our cash bonus plan to emphasize the creation of shareholder value through growth in our company-wide, pre-tax profits on a non-GAAP basis. For our other named executive officers, our cash bonus plan is designed to emphasize shareholder value creation through improvement in the financial performance of, and the over-achievement of financial targets relating to, the business segments or lines of business that these executives oversee and manage.

Through the use of stock options (which represent a significant portion of the executives’ potential long-term compensation and is a non-cash expense), our executive compensation program is also designed to reward growth in our stock price, which directly benefits our stockholders, and to provide incentives for the executives to remain employed with us.

If Oracle’s financial performance did not improve, our executives generally would not have been rewarded. For example, if our company-wide, pre-tax profits on a non-GAAP basis had either remained the same or decreased between fiscal year 2006 and fiscal year 2007, our CEO and Presidents would not have received a cash bonus under our executive bonus plan even if we had been profitable overall for the year. In addition, if our stock price had remained the same or decreased during the year, any stock options issued to our executives at the beginning of the year would have had little or no current value. The value of previously granted stock options would decrease and eventually could become worthless if our stock price decreased below those options’ exercise prices. We believe this “results-oriented” program that is directly linked to our performance significantly motivates our executives to contribute to Oracle’s success.

Elements of Our Compensation Program: Why We Chose Each, How We Determined the Amounts and Formulas and How Each Relates to Our Objectives

In fiscal year 2007, our executive compensation program combined the following three main elements: (1) base salary; (2) annual performance cash bonus; and (3) long-term incentive compensation in the form of stock options. As further described below, all named executive officers received benefits that our other employees receive, and some of our named executive officers also received personal benefits or perquisites. Our named executive officers do not have any severance arrangements, special change-in-control benefits or pension or retirement benefits other than our 401(k) plan and deferred compensation plan. We placed the greatest emphasis on performance-based compensation through the annual performance cash bonuses and stock option awards, which together comprise the largest portion of our executives’ compensation.

When approving the compensation of our executive officers, the Compensation Committee reviews all of the elements of our executive compensation program, including through the use of “tally sheets” showing each compensation component and relevant accrued benefits.

The elements of our executive compensation program in fiscal year 2007 are described below.

1. Base salary.  Base salary is intended to be the smallest component of the three main elements of our executive compensation program and is intended to be a baseline, minimum amount of compensation for the executives. When setting base salary levels each year, the Compensation Committee considers the salaries that our peer companies pay, Oracle’s performance and the individual’s performance. We did not change the salaries of our named executive officers for fiscal year 2007 from the prior year because we believed them to be appropriate and competitive.

2. Annual performance cash bonus.  Our cash bonus program is formula-based and seeks to motivate our senior executives by rewarding them when our annual financial performance goals are met. At the start of each fiscal year, the Compensation Committee reviews and approves the annual performance objectives for Oracle and our executive officers. After the end of each fiscal year, the Compensation Committee evaluates the degree to which Oracle and our executives have met their goals. The Compensation Committee may exercise its discretion to reduce bonus amounts paid under the executive bonus plan but may not increase them beyond the amounts determined based on the criteria approved at the beginning of the year. For tax reasons, the plan specifies a maximum amount that can be paid to each executive. As further described under Proposal No. 2, we intend to continue this cash bonus program for fiscal year 2008.

The specific formulae used to calculate executive bonuses are selected to achieve target cash bonus amounts for our named executive officers based on our financial performance goals or targets that we have chosen for that fiscal year. The Compensation Committee, after consultation with management, set the specific formulae and financial performance goals for fiscal year 2007 so that the relative difficulty of achieving the fiscal year 2007 target bonuses generally increased as compared to achieving the fiscal year 2006 target bonuses.

The target bonuses in fiscal year 2007 for our named executive officers increased an average of 37.8% over their fiscal year 2006 target bonuses because our financial performance goals for fiscal year 2007 increased and were thus more difficult to achieve. In order to motivate our named executive officers to reach these higher goals, we provided an opportunity for them to share in this potential improved performance if we met those higher goals. In fiscal year 2007, our named executive officers received an average of 103% of their target bonuses based on our actual performance that year. The target bonuses are set forth in the Grants of Plan Based Awards During Fiscal Year 2007 Table on page 35.

Senior Management
For our CEO and Presidents, we believe the most important factor against which to measure their performance is year-over-year improvement in Oracle’s profits on a non-GAAP, pre-tax basis. In fiscal year 2007, the CEO’s bonus formula was 0.60% of the growth in our non-GAAP, pre-tax profits, and the bonus formula for each of our Presidents was 0.35% of the growth in our non-GAAP, pre-tax profits. If our profits on a non-GAAP, pre-tax basis did not grow from one fiscal year to the next, no bonus under our executive bonus plan would be paid to them. As the growth in our profitability increased, their bonuses increased. We believe this bonus structure is consistent with our “results-oriented” program.

The non-GAAP measure we used in our 2007 executive bonus plan for our CEO and Presidents was the same measure our management used internally to manage and to evaluate our business and reported publicly in our earnings announcements in fiscal year 2007. Pre-tax profit on a non-GAAP basis was our non-GAAP operating income which:

•	Excluded stock-based compensation expenses under FAS 123R;

•	Excluded acquisition-related charges and restructuring expenses;

•	Excluded the effect of amortization of intangibles; and

•	Reflected the full amount of support deferred revenue from support contracts assumed through acquisitions (that would have been recorded as if the acquired companies were independent entities).

Other Named Executive Officers
For Mr. Rozwat, we believe the most important factor by which to measure his performance is the year-over-year improvement in database and middleware new software license revenues relative to Mr. Rozwat’s ability to manage effectively the growth in expenses of our database and middleware development organization that he oversees. The bonus difficulty is shown by the requirement to improve performance. In fiscal year 2007, Mr. Rozwat’s bonus was based on a percentage of the amount by which database and middleware new software license revenue growth between fiscal year 2006 and fiscal year 2007 exceeded the expense growth of Mr. Rozwat’s organization between fiscal year 2006 and fiscal year 2007. As the growth in this profitability measure increased, Mr. Rozwat’s bonus increased. The bonus is difficult to achieve because, if the growth in these expenses had exceeded the database and middleware new software license revenue growth during fiscal year 2007, no bonus under our executive bonus plan would have been paid to him, even if this profitability measure may have indicated that actual revenues (as opposed to revenue growth) were greater than actual expenses for fiscal year 2007.

For Mr. Block who is directly responsible for our sales and consulting organization in North America, we believe the most important factors by which to measure his performance are:

(1)	year-over-year growth or improvement in the revenues and bookings (i.e., amounts associated with contracts signed) of the products and services which he is responsible for selling or providing in North America; and

(2)	over-achievement of the prescribed profit margin targets of the products and services which he is responsible for selling or providing in North America.

We measure the growth in license revenues, customer relationship management “On Demand” revenues and outsourcing bookings, and changes in licensing, outsourcing and consulting profit margins. Mr. Block’s bonus is calculated based on the sum of (i) a percentage of the growth in these revenues and bookings in North America and (ii) a percentage of the amount by which these profit margins for North America exceed a pre-determined target.

The bonus is intended to be more difficult to achieve than the prior year by requiring continued growth. That is, for the part of Mr. Block’s bonus which was tied to the growth in revenues and bookings in North America, the revenues and bookings thresholds in fiscal year 2007 were the actual revenues and bookings from fiscal year 2006 and were therefore higher than the thresholds in fiscal year 2006 (which were the actual revenues and bookings from fiscal year 2005). As the growth in these revenues and bookings increased, this part of Mr. Block’s bonus increased. For the remaining part of Mr. Block’s bonus which was tied to profit margin targets for the products and services which he is responsible for selling or providing in North America, these profit margin targets remained the same as they were in fiscal year 2006. The measure of difficulty is increased by focusing on profit margins in addition to revenues.

We believe Messrs. Block and Rozwat should be rewarded and incentivized based in large measure on the operating results of the lines of business which they manage and control and believe these bonus structures are consistent with our “results-oriented” program. We have not disclosed the specific formulae or performance targets of Messrs. Block or Rozwat because we believe such disclosure would result in competitive harm to us. Mr. Block’s bonus formula includes profit margin targets and bookings and revenue targets and results, and Mr. Rozwat’s bonus formula includes expense amounts for our database and middleware development organization. We do not publicly disclose this information and, if disclosed, we believe such information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. For fiscal year 2006 and fiscal year 2007, Mr. Block and Mr. Rozwat were paid between 89% and 147% of their target bonuses which we believe shows that it can be difficult to achieve the target bonuses, but that superior performance is rewarded.

3. Long-term incentive compensation—Stock Options.  In fiscal year 2007, our equity incentive program for our executives consisted exclusively of stock options. Stock options give the executives the right to purchase at a preset price (the market price of our stock when the option is granted) a specific number of shares of our stock at a future date, and the executives can exercise this right as the options vest (i.e., become exercisable) during the life of the option (generally ten years). Our executives realize value on these options only if our stock price increases (which benefits all stockholders) and only if the executives remain employed with us beyond the date their options vest.

The Compensation Committee believes that option grants to executive officers provide the following benefits:

•	Aligning executive interests with stockholder interests by creating a direct link between compensation and stockholder return;

•	Giving executives a significant, long-term interest in our success; and

•	Helping retain key executives in a competitive market for talent.

We believe stock options, as opposed to other forms of equity awards like restricted stock, are consistent with our “results-oriented” program. When Oracle’s stock price did not grow significantly in the past, our executives realized little value from this component of their compensation. We believe this is appropriate because our stockholders also did not benefit significantly from owning Oracle’s stock. More recently, as our stockholders have been rewarded due to the increase in our stock price, the value of our executives’ stock options has also increased.

We do not believe that the accounting values of our stock option grants reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table are an accurate measure of the compensation received by our executives. We believe our executives are motivated by the appreciation in our stock price through the use of stock options and not by the accounting values of the stock options as measured by FAS 123R. We believe the intrinsic value (i.e., the amount by which our stock price exceeds the exercise price) of unexercised stock options is a better indicator of their true value and worth to our executives and therefore the incentive value of the options. For example, while we report the accounting values of the stock option grants in the Grants of Plan-Based Awards Table, our executives do not realize these amounts in any tangible way when the options are granted. Our executives only realize benefits from their stock options to the extent our stock price exceeds the option exercise price when they exercise their vested stock options.

Our philosophy with regard to granting stock options is to:

•	Be attentive to the overall number and value of shares underlying the options being granted;

•	Spread the grant of options among a relatively small number of employees, especially our engineers and developers, but make the largest option grants to our top performers and individuals with the greatest responsibilities; and

•	Manage the overall net stock dilution, i.e., manage the total number of shares outstanding by balancing the dilution effect of granting stock options with our repurchases of our common stock which reduces our shares outstanding.

Our overall potential stock dilution from granting stock options for each of the last three full fiscal years was less than 2.0% and has averaged 1.4% per year, which we consider to be low relative to the peer companies against which we compare our executive compensation.

The measures of individual performance considered in determining the size of option grants to our named executive officers include:

•	Our potential future financial performance in the executive’s principal area of responsibility and the degree to which we wish to incentivize the executive;

•	The potential contributions the executive can make to our success;

•	The executive’s expected progress toward non-financial goals within his or her area of responsibility;

•	The executive’s performance;

•	The executive’s experience and level of responsibility;

•	Our retention goals for the executive;

•	The FAS 123R value of the stock option grant;

•	The intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options and the degree to which such value supports our retention goals for the executive; and

•	The relative size of option grants for similar officers at peer companies.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and the weighting of these factors may vary among individual executives. The amount of vested stock options held by an executive is generally not a factor in the Compensation Committee’s consideration of the size of new stock option grants.

In fiscal year 2007, the size of our option grants for our CEO and Presidents increased from the prior year. The size of Mr. Block’s option grant remained the same, and the size of Mr. Rozwat’s option grant decreased from the prior year.

	Size of Grant	Size of Grant
	in Fiscal Year	In Fiscal Year
Name	2006 (In Shares)	2007 (In Shares)

Lawrence J. Ellison	6,000,000	7,000,000
Safra A. Catz	3,000,000	4,000,000
Charles E. Phillips, Jr.	2,000,000	3,000,000
Keith G. Block	1,500,000	1,500,000
Charles A. Rozwat	1,500,000	1,000,000

The Compensation Committee approved the increase in the stock option grants to our CEO and Presidents, recognizing Oracle’s record financial performance in fiscal year 2006, to provide additional incentives for them to lead Oracle to even better financial results in the future. The Compensation Committee believed the size of Mr. Block’s option grant was appropriate and competitive and therefore did not increase it. The Compensation Committee believed an adjustment to the size of Mr. Rozwat’s option grant was appropriate because of Mr. Rozwat’s higher target cash bonus for fiscal year 2007 and because the reduced size of his option grant was still believed to be competitive.

The options vest 25% each year over a period of four years and expire ten years from the date of grant. The options have an exercise price equal to fair market value of our common stock on the grant date. Since October 2006, the

Compensation Committee determines the “fair market value” to be the closing price on the date of grant. Prior to October 2006, the “fair market value” was determined to be the closing price on the trading day before the grant date, which is also a common methodology for determining fair market value.

Timing of Stock Option Grants
We have a policy of generally granting stock options on preset dates. We do not grant stock options in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on stock option grant dates. Because we believe stock options are an important part of our compensation program, we grant options on an annual basis to key employees (other than newly hired employees), including our executive officers. The Compensation Committee approves these annual option grants during the ten business-day period following the second business day after the announcement of our fiscal year-end earnings report. We implemented this policy in an effort to issue our annual stock option grants during the time when potential material information regarding our financial performance is most likely to be available to the market.

Option grants of more than 100,000 shares to existing and newly hired executive officers (which are not part of the annual stock option grants to key employees) generally occur on a preset date each month at a meeting of the Compensation Committee.

4. Personal Benefits.  In fiscal year 2007, we provided our named executive officers with limited personal benefits, or perquisites, that the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. These personal benefits help us attract and retain the best talent and keep our executive compensation program competitive. As further described below, most of these personal benefits are offered only to specified executives in special situations.

Residential Security
The Board has established a residential security program for the protection of our CEO requiring him to have a home security system. We require these security measures for our benefit because of the importance of Mr. Ellison to Oracle and believe these security costs and expenses are appropriate and necessary. We paid for the annual costs of security personnel, and Mr. Ellison paid for the initial procurement, installation and maintenance of this system and the replacement of any equipment. The Independence Committee reviews the budget of this program.

Aircraft Use
We allow our CEO to be accompanied by family members during business trips on which he uses private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Related Party Transactions—Wing and a Prayer, Incorporated” on page 43 of this proxy statement). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by family members. However, a portion of the aircraft leasing costs attributed to non-business passengers cannot be deducted for corporate income tax purposes. In the interests of greater transparency, we have disclosed these incremental lost tax deductions to Oracle in a footnote to the Summary Compensation Table.

Commuting Expenses and Tax Reimbursements
During fiscal year 2007, we paid for a portion of Mr. Phillips’ commuting expenses for travel between Oracle headquarters and his principal place of residence for the time he did not reside in the San Francisco Bay Area. We also paid for the related lodging expenses while he worked at headquarters and for the related income taxes he owed for our payment of these expenses.

Miscellaneous
We also assist our executive officers with complying with reporting obligations under federal, state and local laws in connection with their personal political campaign contributions. The Compensation Committee believes there is a benefit to Oracle in ensuring that its executive officers comply with these reporting requirements given the low cost of this program. In addition, we let some of our named executive officers and other employees use, primarily for business purposes, a golf club membership that we inherited when we acquired Siebel Systems, Inc. until we can dispose of the membership in a cost-effective manner. We did not incur any aggregate incremental costs for these miscellaneous benefits in fiscal year 2007.

5. General Benefits.  We believe that we must offer a competitive benefits program to attract and retain key executives. We provide benefits to our executives that are generally available to our other employees, including health insurance, vision and dental plans and an employee stock purchase plan.

Pension Benefits or Supplemental Retirement Benefits

We do not provide any pension or retirement benefits to our named executive officers other than our 401(k) plan with company matching contributions and our deferred compensation plan. We do not believe that pension or other supplemental retirement benefits other than the 401(k) plan and the deferred compensation plan are necessary to further the objectives of our executive compensation program for our U.S.-based executive officers. We believe our deferred compensation plan is considered important to some of our officers for purposes of saving for retirement and is a competitive compensation element.

Severance and Change-in-Control Benefits

We generally do not agree in advance to provide post-termination or change-in-control benefits to our executive officers in the event that they terminate employment with us. We sometimes, at our discretion, provide severance benefits to executives when they terminate employment with us. None of our named executive officers has an employment agreement that provides for termination, severance or change-in-control benefits.

Stock options granted to all of our employees, including our named executive officers, under our Amended and Restated 2000 Long-Term Equity Incentive Plan will become fully vested if Oracle is acquired by another entity and if the options are not assumed by the acquiring entity or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the change-in-control. This stock options vesting acceleration is not subject to any other material conditions or obligations.

We believe these limited change-in-control and severance benefits for our named executive officers are consistent with the at-will nature of their employment with Oracle.

Outside Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc. as its outside advisor for fiscal year 2007 to provide the Compensation Committee with insights and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with the peer company executive compensation comparison. Compensia reports directly to the Compensation Committee and does not provide any other services to Oracle. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal year 2007.

Peer Company Executive Compensation Comparison

We set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation, but achieving our target compensation requires successful performance. The Compensation Committee considers survey information of executive compensation paid at these companies when setting executive compensation levels at Oracle, but we do not attempt to maintain a specified target percentile within this peer group to determine executive compensation. The Compensation Committee, with the advice of Compensia, annually selects the peer companies, which are generally in the technology sector, based on a number of factors, such as:

•	Their size and complexity;

•	Their market capitalization;

•	Their competition with us for talent;

•	The nature of their businesses;

•	The industries and regions in which they operate; and

•	The structure of their compensation programs (including the extent to which they rely on bonuses and other at-risk, performance-based compensation) and the availability of compensation information.

For fiscal year 2007, these companies included Apple Inc., Applied Materials, Inc., Cisco Systems, Inc., Dell Inc., eBay Inc., Google Inc., Hewlett-Packard Company, IBM, Intel Corporation, Medtronic, Inc., Microsoft Corporation, Motorola, Inc., QUALCOMM Incorporated, Texas Instruments Incorporated and Yahoo! Inc.

Roles of the Compensation Committee and CEO in Determining Executive Compensation

For fiscal year 2007, our CEO, Mr. Ellison, provided to the Compensation Committee his recommendations with respect to potential compensation for the named executive officers who report to him. The Compensation Committee reviewed and gave considerable weight to these recommendations because of Mr. Ellison’s direct knowledge of the other executives’ performance and contributions. The Compensation Committee ultimately used its collective judgment to determine the base salaries, the bonus formulae, financial performance goals and amounts of the resulting target bonuses under the executive bonus plan and the size of each stock option grant, in each case for the named executive officers other than the CEO. Mr. Ellison also provided to the Compensation Committee his recommendations for his own base salary, performance cash bonus program and size of his stock option grant. The Compensation Committee ultimately determined and approved Mr. Ellison’s compensation independently based on its collective judgment. Mr. Ellison did not attend any meetings of the Compensation Committee at which fiscal year 2007 executive compensation matters were considered, and he was not present when the Compensation Committee deliberated or voted on his compensation. Mr. Ellison did not meet with representatives of Compensia nor did he consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal year 2007.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executives unless, among other things, such compensation is performance-based and has been approved by stockholders. We therefore design our executive compensation program, such as our executive bonus plan and stock option grants, to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m) of the Code. However, we may from time to time pay compensation to our executive officers that may not be deductible if there are non-tax reasons for doing so. We have also structured our executive compensation program with the intention that it comply with Section 409A of the Code which imposes additional taxes on our executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules such as FAS 123R require us to expense the cost of our stock option grants which reduces the amount of our reported profits. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the number and value of the shares underlying stock options we grant.

Conclusion

The Compensation Committee considers the overall compensation of our named executive officers for fiscal year 2007 appropriate for a number of reasons, including:

•	Their execution of our plan to enhance investor value through, among other things, the achievement of significant earnings and revenue growth for fiscal year 2007 and the increase in our year-over-year profitability. From fiscal year 2006 to fiscal year 2007, our GAAP net income increased 26% to $4.3 billion; GAAP earnings per share increased 27%; and GAAP total revenues increased 25% to $18 billion.

•	The 36% increase in our stock price during fiscal year 2007.

•	The approximately $27 billion increase in our market capitalization.

•	Our superior corporate financial performance, using such measures as revenue growth, earnings growth, growth in net income and stock price growth during fiscal year 2007, relative to the group of peer companies against which we compare our executive compensation.

•	The execution of our long-term growth strategy which has contributed to our increased profitability, consisting of both “internal” or “organic” growth of our existing lines of business through the improvement of existing products and the development of new products and “external” growth through our successful acquisitions of companies such as Hyperion Solutions Corporation, Portal Software, Inc., Stellent, Inc. and MetaSolv, Inc.

•	The continuing innovation of our products and services, including Oracle Unbreakable Linux Support, Oracle Secure Enterprise Search, Oracle Fusion Applications and Oracle Fusion Middleware.

•	The maintenance or year-over-year improvement of our market share relative to our competitors.

•	The significant and increasing workloads and responsibilities that our senior executives have with respect to our business, particularly in light of our current acquisition program.

Summary Compensation Table for Fiscal Year 2007

The following table provides certain summary information concerning cash and certain other compensation we paid to our Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers other than our CEO and CFO, as determined by reference to compensation for fiscal year 2007 (the “named executive officers”).

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards(1)	Compensation	Compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Lawrence J. Ellison	2007	1,000,000	23,874,680	8,369,000	1,724,424	34,968,104
Chief Executive Officer
Safra A. Catz	2007	800,000	8,854,232	4,882,000	16,742	14,552,974
President and Chief Financial Officer
Charles E. Phillips, Jr.	2007	800,000	6,965,531	4,882,000	69,942	12,717,473
President
Charles A. Rozwat,	2007	600,000	3,817,760	3,334,000	20,345	7,772,105
Executive Vice President, Server Technologies
Keith G. Block	2007	800,000	4,131,542	2,630,000	16,732	7,578,274
Executive Vice President, North America Sales and Consulting

(1)	These amounts reflect the value determined by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock option awards granted to each of the named executive officers in fiscal year 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal year 2007. For additional information, see Note 7 of our financial statements in the Form 10-K for the year ended May 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal year 2007.

(2)	This column includes:

(a)	Matching contributions under our 401(k) plan of $5,100 for each of Messrs. Ellison and Block and Ms. Catz and $4,500 for Mr. Rozwat.

(b)	Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, for Mr. Ellison in the amount of $10,561, Ms. Catz in the amount of $11,642, Mr. Phillips in the amount of $12,734, Mr. Rozwat in the amount of $15,845 and Mr. Block in the amount of $11,632.

(c)	Security-related costs and expenses of $1,708,763 for Mr. Ellison’s residences in fiscal year 2007. Pursuant to a residential security program for Mr. Ellison which was adopted by the Board of Directors and is described in the CD&A, Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)	Commuting and related lodging expenses for Mr. Phillips of $9,526 for fiscal year 2007. This column also includes payments on behalf of Mr. Phillips of $47,682 for fiscal year 2007 for taxes payable as a result of his company-paid commuting and related lodging expenses.

(e)	The following may be deemed to be “personal benefits” for our named executive officers although there was no aggregate incremental cost to us during fiscal year 2007:

(i)	As a result of our acquisition of Siebel Systems, we inherited golf memberships for which Messrs. Block and Phillips were designated members during fiscal year 2007. These memberships are used primarily for business purposes, but may be used for personal use as well. Neither Mr. Block nor Mr. Phillips used these memberships for personal use during fiscal year 2007.

(ii)	We assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. We did not pay on behalf of or reimburse any of our named executive officers for the use of this service in fiscal year 2007.

(iii)	Mr. Ellison may be accompanied by family members on an airplane leased by us for business trips. We lease the entire aircraft for his business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by family members. However, in the interests of transparency, we estimate the use results in a loss of a corporate income tax deduction in the amount of approximately $44,460 (which is not included in this column).

Stock Options and Option Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of our Amended and Restated 2000 Long-Term Equity Incentive Plan and our Amended and Restated 1993 Directors’ Stock Plan. The Compensation Committee, among other things, selects grantees under our Amended and Restated 2000 Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

The Compensation Committee holds regular meetings on a preset date each month to consider and approve option grants of any size to executive officers or option grants of more than 100,000 shares to existing and newly hired officers and employees (which are not part of the annual stock option grants to key employees). The Board has also delegated to an executive officer committee, consisting of our Chief Executive Officer, the authority to approve individual stock option grants of up to 100,000 shares to non-executive officers and employees. The F&A Committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock.

Please see the subsection of our CD&A titled “Timing of Stock Option Grants” on page 29 of this proxy statement for a discussion of our policies and practices regarding when we grant our stock options.

Grants of Plan Based Awards During Fiscal Year 2007

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended May 31, 2007. The equity awards granted in 2006 identified in the table below are also reported in the Outstanding Equity Awards at 2007 Fiscal Year-End Table.

						All Other Option
						Awards: Number of	Exercise or Base	Grant Date Fair
			Estimated Possible Payouts Under			Securities	Price of Option	Value of Option
			Non-Equity Incentive Plan Awards(1)			Underlying Options	Awards	Awards
	Grant		Threshold	Target	Maximum	(2)	(3)	(4)
Name	Date		($)	($)	($)	(#)	($/SH)	($)

Ellison, Lawrence J.	07/06/06		—	—	—	7,000,000	14.57	50,087,100
	08/15/06	(5)	—	7,512,852	11,269,278	—	—	—
Catz, Safra A.	07/06/06		—	—	—	4,000,000	14.57	18,541,200
	08/15/06	(5)	—	4,382,497	6,573,746	—	—	—
Phillips, Jr., Charles E.	07/06/06		—	—	—	3,000,000	14.57	13,905,900
	08/15/06	(5)	—	4,382,497	6,573,746	—	—	—
Rozwat, Charles A.	07/06/06		—	—	—	1,000,000	14.57	4,635,300
	08/15/06	(5)	—	3,648,113	5,472,169	—	—	—
Block, Keith G.	07/06/06		—	—	—	1,500,000	14.57	6,952,950
	08/15/06	(5)	—	2,972,310	4,458,464	—	—	—

(1)	The target and maximum plan award amounts in these columns are derived from our fiscal year 2007 executive bonus plan, as described in the CD&A. Actual payouts are set forth in the Summary Compensation Table of this proxy statement.

(2)	All options in this column were granted under our Amended and Restated 2000 Long-Term Equity Incentive Plan and vest 25% per year over four years on each anniversary of the date of grant.

(3)	The exercise price of these stock options is $14.57 per share, which is higher than the closing price of our common stock on the grant date (which was $14.50). Prior to October 2006, we used the closing price of our common stock on the day prior to the grant as the fair market value of our common stock for purposes of setting the exercise price of our stock options. In October 2006, we changed this practice and began using the closing price of our common stock on the grant date.

(4)	These amounts reflect the fair value as of the grant date of such award determined pursuant to FAS 123R by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 7 of our financial statements in the Form 10-K for the year ended May 31, 2007, as filed with the SEC.

(5)	This refers to the date the Compensation Committee approved the fiscal year 2007 executive bonus plan. The fiscal year 2007 executive bonus plan was also subject to stockholder approval, which was received on October 9, 2006.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at May 31, 2007. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option	Option
		Exercisable	Unexercisable	Exercise	Expiration
Name	Grant Date(1)	(#)	(#)	Price($)	Date

Ellison, Lawrence J.	07/13/98	6,000,000	0	$4.1771	07/13/08
	06/04/99	40,000,000	0	$6.8750	06/04/09
	07/11/03	675,000	225,000	$12.6000	07/11/13
	08/27/04	1,250,000	1,250,000	$10.2300	08/27/14
	06/20/05	1,500,000	4,500,000	$12.3400	06/20/15
	07/06/06	0	7,000,000	$14.5700	07/06/16
Catz, Safra A.	10/15/99	2,000,000	0	$11.6954	10/15/09
	03/13/00	800,000	0	$40.8125	03/13/10
	06/04/01	2,000,000	0	$15.8600	06/04/11
	07/03/02	2,000,000	0	$8.6800	07/03/12
	07/11/03	525,000	175,000	$12.6000	07/11/13
	08/27/04	375,000	375,000	$10.2300	08/27/14
	06/20/05	750,000	2,250,000	$12.3400	06/20/15
	07/06/06	0	4,000,000	$14.5700	07/06/16
Phillips Jr., Charles E.	05/23/03	500,000	0	$12.3000	05/23/13
	08/27/04	0	375,000	$10.2300	08/27/14
	06/20/05	500,000	1,500,000	$12.3400	06/20/15
	07/06/06	0	3,000,000	$14.5700	07/06/16
Rozwat, Charles A.	11/05/99	2,000,000	0	$14.5469	11/05/09
	03/13/00	600,000	0	$40.8125	03/13/10
	06/04/01	500,000	0	$15.8600	06/04/11
	07/03/02	860,986	0	$8.6800	07/03/12
	07/11/03	525,000	175,000	$12.6000	07/11/13
	08/27/04	375,000	375,000	$10.2300	08/27/14
	06/20/05	375,000	1,125,000	$12.3400	06/20/15
	07/06/06	0	1,000,000	$14.5700	07/06/16
Block, Keith G.	03/13/00	180,000	0	$40.8125	03/13/10
	06/04/01	111,510	0	$15.8600	06/04/11
	01/14/02	826,000	0	$16.2700	01/14/12
	07/11/03	464,100	175,000	$12.6000	07/11/13
	08/13/04	0	250,000	$9.9000	08/13/14
	06/20/05	375,000	1,125,000	$12.3400	06/20/15
	07/06/06	0	1,500,000	$14.5700	07/06/16

(1)	All options vest or vested 25% per year over four years on each anniversary of the date of grant.

Option Exercises During Fiscal Year 2007

The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 2007.

	Option Awards
	Number of Shares
Name	Acquired on Exercise(#)	Value Realized on Exercise (1)($)

Ellison, Lawrence J.	13,500,000	$181,824,128
Catz, Safra A.	800,000	$8,255,438
Phillips, Jr., Charles E.	1,874,000	$11,970,694
Rozwat, Charles A.	1,339,014	$16,194,794
Block, Keith G.	1,873,390	$16,081,135

(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held and (B) the applicable exercise price of those options.

Additional Equity Compensation Plan Information

	May 31, 2007
	Number of		Number of
	Shares to be Issued	Weighted Average	Shares Remaining
	Upon Exercise of	Exercise Price of	Available for Future
	Outstanding Options,	Outstanding Options,	Issuance Under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders	356,148,558	$13.52	432,842,962	(2)
Equity compensation plans not approved by stockholders(3)	79,802,812	$13.93	—

Total	435,951,370		432,842,962

(1)	These numbers exclude the shares listed under the column heading “Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)	This number includes 84,212,131 shares available for future issuance under the Oracle Corporation Employee Stock Purchase Plan (1992).

(3)	These options were assumed in connection with our acquisitions in fiscal year 2007, fiscal year 2006 and fiscal year 2005. No additional awards were or can be granted by Oracle after the applicable acquisition under the plans that originally issued these options.

Non-qualified Deferred Compensation

Employees (including our executive officers) earning an annual base salary of $175,000 or more are eligible to enroll in our 1993 Deferred Compensation Plan in which these employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years.

Participants may elect to defer salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first taken out of the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change of control or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five years or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in Oracle’s 401(k) plan.

The table below provides information on the non-qualified deferred compensation of the named executive officers in fiscal year 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals /	Balance
	in FY 2007 (1)	in FY 2007	in FY 2007	Distributions	at FY 2007-end
Officers	($)	($)	($)	($)	(2) ($)

Ellison, Lawrence J.	—	—	2,024,694	—	11,942,470
Catz, Safra A.	—	—	—	—	—
Phillips, Jr., Charles E.	—	—	—	—	—
Rozwat, Charles A.	2,090,250	—	470,250	—	5,819,904
Block, Keith G.	679,200	—	778,717	—	3,511,239

(1)	Reflects the deferral of a portion of Mr. Block’s fiscal year 2007 salary in the amount of $16,000 and Mr. Rozwat’s fiscal year 2007 salary in the amount of $240,000, which are reported in our Summary Compensation Table above, and a portion of their fiscal year 2006 non-equity incentive plan bonuses, which were disclosed in the Summary Compensation Table in last year’s proxy statement.

(2)	Includes the deferral of portions of Mr. Block’s fiscal year 2007 salary in the amount of $16,000 and Mr. Rozwat’s fiscal year 2007 salary in the amount of $240,000, which are reported in our Summary Compensation Table above. Also includes executive contributions from salaries and/or bonuses reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the executive was a named executive officer for purposes of the SEC’s executive compensation disclosure rules.

Potential Payments Upon Termination or Change-in-Control

As discussed in our CD&A, we generally do not agree in advance to provide post-termination or change-in-control benefits to our executive officers in the event that they terminate employment with us. None of our named executive officers has an employment agreement that provides for termination, severance or change-in-control benefits.

As also discussed in our CD&A, the vesting of all stock options under our Amended and Restated 2000 Long-Term Equity Incentive Plan, including those held by our named executive officers, will accelerate upon a change-in-control of Oracle if the options are not assumed by the acquiring entity or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the change-in-control.

The following table provides information on the “in-the-money” or intrinsic value as of May 31, 2007 (i.e., the amount by which our stock price on May 31, 2007 ($19.38 per share), exceeded the exercise price), of the unvested stock options held by our named executive officers which would accelerate under the circumstances described in the preceding paragraph.

Unvested In-the-Money
Stock Options as of 2007
Fiscal Year End
Officers	($)

Ellison, Lawrence J	78,313,000
Catz, Safra A	39,697,750
Phillips, Jr., Charles E	28,421,250
Rozwat, Charles A	17,347,750
Block, Keith G	18,691,500

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:  Jeffrey S. Berg, Chair
                 Hector Garcia-Molina
                 Naomi O. Seligman

Dated: September 6, 2007

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE FINANCE AND AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2007

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2007. The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” as adopted by the PCAOB in Rule 3600T and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2007, for filing with the SEC.

Submitted by:  Donald L. Lucas, Chair
                 Michael J. Boskin, Vice Chair
                 H. Raymond Bingham

Dated: June 28, 2007

RELATED PARTY TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons have a direct or indirect material interest. As set forth in the charter for the Independence Committee which is posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor, the Independence Committee reviews and approves each individual related party transaction exceeding $120,000, including material amendments thereto. To be approved, the Independence Committee must be informed or have knowledge of (a) the related person’s relationship or interest and (b) the material facts of the proposed transaction, and any material amendments thereto; and the proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us. We annually survey our directors and executive officers to identify any entities they are affiliated with which may enter into a transaction with us that would require disclosure as a related party transaction. We prepare a list of related party entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of software and services we also compare our general ledger against this list to determine if any related transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of software and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor. Mr. Ellison has entered into a written price protection agreement with us that applies to any related party transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which we enter into while Mr. Ellison is our Chairman of the Board of Directors or one of our executive officers. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither Chairman nor an executive officer of Oracle. The Independence Committee may approve certain other transactions where they can conclude such transactions are otherwise on terms that were fair to us.

The Independence Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related parties, including transactions that did not require approval. Total related party transaction revenues and operating expenses were .02% and .01%, respectively, of our total revenues and operating expenses in fiscal year 2007.

Sales of Software and Services

In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison directly or indirectly, has a controlling interest. For fiscal year 2007, the total amount of all purchases by these companies was approximately $3.7 million. Included in the disclosure are reseller transactions, which involve the purchase of products and services for resale to independent third parties. The following list identifies which of these companies purchased more than $120,000 in software and services from us in fiscal year 2007 and also identifies amounts contracted during this period for future services, primarily software license updates and product support to be provided in fiscal year 2008:

•	C-COR Incorporated (approximately $1,477,000 in fiscal year 2007 and $104,760 for future services)

•	K12, Inc. (approximately $391,000 in fiscal year 2007 and $70,050 for future services)

•	LeapFrog Enterprises, Inc. (approximately $457,000 in fiscal year 2007 and $365,290 for future services)

•	NetSuite, Inc. (approximately $837,000 in fiscal year 2007 and $428,860 for future services)

•	Pillar Data Systems, Inc. (approximately $317,000 in fiscal year 2007 and $166,750 for future services)

•	Spring Group PLC (approximately $227,000 in fiscal year 2007)

Purchases of Goods and Services

We occasionally enter into transactions, other than the sale of software and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. Transactions in which we purchased goods and services in excess of $120,000 include the following:

Pillar Data Systems, Inc.

Pillar Data Systems develops midrange and enterprise network storage systems. Mr. Ellison holds a controlling interest in Pillar Data. In fiscal year 2007, the Independence Committee approved a $1,230,000 purchase by us of an enterprise storage system and approved future purchases of up to $500,000 per fiscal quarter to meet additional internal requirements as needed. Aggregate purchases in fiscal year 2007 were approximately $1,660,000.

Wing and a Prayer, Incorporated

We lease aircraft from Wing and a Prayer, a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal year 2007 was approximately $140,000. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

LEGAL PROCEEDINGS

Securities Class Action

Stockholder class actions were filed in the United States District Court for the Northern District of California against us and our Chief Executive Officer on and after March 9, 2001. Between March 2002 and March 2003, the court dismissed plaintiffs’ consolidated complaint, first amended complaint and a revised second amended complaint. The last dismissal was with prejudice. On September 1, 2004, the United States Court of Appeals for the Ninth Circuit reversed the dismissal order and remanded the case for further proceedings. The revised second amended complaint named our Chief Executive Officer, our then Chief Financial Officer (who currently is Chairman of our Board of Directors) and a former Executive Vice President as defendants. This complaint was brought on behalf of purchasers of our stock during the period from December 14, 2000 through March 1, 2001. Plaintiffs alleged that the defendants made false and misleading statements about our actual and expected financial performance and the performance of certain of our applications products, while certain individual defendants were selling Oracle stock in violation of federal securities laws. Plaintiffs further alleged that certain individual defendants sold Oracle stock while in possession of material non-public information. Plaintiffs also allege that the defendants engaged in accounting violations. On July 26, 2007, defendants filed a motion for summary judgment, and plaintiffs filed a motion for partial summary judgment against all defendants and motion for summary judgment against defendant Ellison. On August 7, 2007, plaintiffs filed amended versions of these motions. Currently, the court has set no date for hearing on these motions. The court has set a trial date of November 26, 2007. Plaintiffs seek unspecified damages plus interest, attorneys’ fees and costs, and equitable and injunctive relief. We believe that we have meritorious defenses against this action, and we will continue to vigorously defend it.

Siebel Securities Class Action

On March 10, 2004, William Wollrab, on behalf of himself and purportedly on behalf of a class of stockholders of Siebel, filed a complaint in the United States District Court for the Northern District of California against Siebel and certain of its officers relating to predicted adoption rates of Siebel v7.0 and certain customer satisfaction surveys. This complaint was consolidated and amended on August 27, 2004, with the Policemen’s Annuity and Benefit Fund of Chicago being appointed to serve as lead plaintiff. The consolidated complaint also raised claims regarding

Siebel’s business performance in 2002. In October 2004, Siebel filed a motion to dismiss, which was granted on January 28, 2005 with leave to amend. Plaintiffs filed an amended complaint on March 1, 2005. Plaintiffs seek unspecified damages plus interest, attorneys’ fees and costs, and equitable and injunctive relief. Siebel filed a motion to dismiss the amended complaint on April 27, 2005, and on December 28, 2005, the Court dismissed the case with prejudice. On January 17, 2006, plaintiffs filed a notice of appeal, and on September 18, 2006, plaintiffs filed their opening appellate brief. Defendants’ responsive brief was filed on December 15, 2006. Plaintiffs filed their reply brief on January 16, 2007. The court has not yet set a date for oral argument on this appeal. We believe that we have meritorious defenses against this action, and we will continue to vigorously defend it.

Intellectual Property Litigation

Mangosoft, Inc. and Mangosoft Corporation filed a patent infringement action against us in the United States District Court for the District of New Hampshire on November 22, 2002. Plaintiffs alleged that we are willfully infringing U.S. Patent Nos. 6,148,377 (the ‘377 patent) and 5,918,229 (the ‘229 patent), which they claim to own. Plaintiffs seek damages based on our license sales of the Real Application Clusters database option, the 9i and 10g databases, and the Application Server, and seek injunctive relief. We denied infringement and asserted affirmative defenses and counterclaimed against plaintiffs for declaratory judgment that the ‘377 and ‘229 patents are invalid, unenforceable and not infringed by us. On May 19, 2004, the court held a claims construction (Markman) hearing, and on September 21, 2004, it issued a Markman order. On June 21, 2005, plaintiffs withdrew their allegations of infringement of the ‘229 patent. Discovery closed on July 1, 2005. Summary judgment motions were filed on August 25, 2005, and the court held a hearing on these motions on October 17, 2005. On March 14, 2006 the court ruled that Oracle’s Real Application Clusters database option did not infringe the ‘377 patent.

Oracle’s counterclaims against Mangosoft, alleging that the ‘377 patent is invalid and unenforceable, were the only claims that the Court left open for trial. On April 21, 2006 Mangosoft filed a motion asking that Mangosoft be allowed to appeal the noninfringement ruling immediately to the Federal Circuit Court of Appeals and that trial on Oracle’s counterclaims be stayed until that appeal has been resolved. Oracle filed a brief opposing that motion on May 8, 2006. On March 28, 2007, the Court issued an order largely granting the relief sought by Mangosoft. The Court dismissed Oracle’s counterclaims of invalidity and inequitable conduct without prejudice and ordered the entry of judgment of noninfringement consistent with its March 14, 2006 order on summary judgment. On March 29, 2007, the Court entered Judgment in Oracle’s favor on the issue of noninfringement and, on the same day, Mangosoft filed its notice of appeal to the Federal Circuit stating that it was appealing (1) the Court’s March 14, 2006 order on summary judgment, (2) the Court’s order of March 28, 2007, (3) the Court’s claim construction order of September 21, 2004, and (4) the entry of judgment on March 29, 2007. Oracle has filed its statement of costs in the amount of approximately $0.2 million in connection with the entry of judgment. On May 21, 2007, the parties were notified that the matter was selected for inclusion in the Federal Circuit’s mandatory Appellate Mediation Program. A mediation was held on for June 20, 2007, but the matter was not resolved. Mangosoft filed its opening brief in the Federal Circuit on August 6, 2007. Oracle’s responsive brief is due November 16, 2007, with Mangosoft’s reply due on November 30. We believe that we have meritorious defenses against this action, and we will continue to vigorously defend it.

SAP Intellectual Property Litigation

On March 22, 2007, Oracle Corporation, Oracle USA, Inc. and Oracle International Corporation (collectively, “Oracle”) filed a complaint in the United States District Court for the Northern District of California against SAP AG, its wholly owned subsidiary, SAP America, Inc., and its wholly owned subsidiary, TomorrowNow, Inc., (collectively, the “SAP Defendants”) alleging violations of the Federal Computer Fraud and Abuse Act and the California Computer Data Access and Fraud Act, civil conspiracy, trespass, conversion, violation of the California Unfair Business Practices Act, and intentional and negligent interference with prospective economic advantage. Oracle alleged that SAP unlawfully accessed Oracle’s Customer Connection support website and improperly took and used Oracle’s intellectual property, including software code and knowledge management solutions. The complaint seeks unspecified damages and preliminary and permanent injunctive relief. On April 10, 2007, Oracle filed a stipulation extending the time for the SAP Defendants to respond to the complaint. On June 1, 2007, Oracle filed their First Amended Complaint, adding claims for infringement of the federal Copyright Act and breach of contract, and dropping the conversion and separately pled conspiracy claims. On July 2, 2007 the SAP Defendants’ filed their Answer and Affirmative Defenses, acknowledging that TomorrowNow had made some “inappropriate downloads” and otherwise denying the claims alleged in the First Amended Complaint. The parties have exchanged their first sets of Requests for Production of Documents and Interrogatories and continue to negotiate a Preservation Order. A Case Management Conference is scheduled to occur on September 25, 2007.

Other Litigation

We are party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business, including proceedings and claims that relate to acquisitions we have completed or to companies we have acquired or are attempting to acquire. While the outcome of these matters cannot be predicted with certainty, we do not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2007, all the Reporting Persons complied with all applicable filing requirements.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the eleven nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

Directors

The following incumbent directors are being nominated for re-election by our Board, including our Chief Executive Officer and our other executive officers on our Board (all of whom are also stockholders): Jeffrey O. Henley, Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jack F. Kemp, Jeffrey S. Berg, Safra A. Catz, Hector Garcia-Molina, H. Raymond Bingham, Charles E. Phillips, Jr. and Naomi O. Seligman. Please see “Incumbent Directors” on page 7 of this proxy statement for information concerning each of our incumbent directors.

Required Vote

Directors are elected by a plurality of votes cast. Our Majority Voting Policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our Majority Voting Policy for directors are set forth in our Corporate Governance Guidelines.

The Board of Directors recommends a vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2008 EXECUTIVE BONUS PLAN

On August 23, 2007, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2008 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the Annual Meeting. If the Bonus Plan is not approved by stockholders, targets under the Bonus Plan set by the Compensation Committee on August 23, 2007, will be null and void, and no payments relating to those targets may be made. We may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible.

The purpose of the Bonus Plan is to motivate certain executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR
approval of adoption of the Fiscal Year 2008 Executive Bonus Plan.

Description of the Fiscal Year 2008 Executive Bonus Plan

Eligibility.  Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. Our Chairman, Chief Executive Officer, our Presidents, all of our Executive Vice Presidents and certain of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 23, 2007, there were 12 persons chosen to participate for fiscal year 2008. No person is automatically entitled to participate in the Bonus Plan in any bonus plan year. We may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

History.  The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, on August 23, 2007.

Purpose.  The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible by us to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.  The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards.  Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal year 2008, and certification of certain performance criteria established by the Compensation Committee. For fiscal year 2008:

(a)	Mr. Ellison, our Chief Executive Officer; Mr. Henley, our Chairman of the Board; Ms. Catz, a President and our Chief Financial Officer; and Mr. Phillips, a President, will each receive an award based on Oracle’s improvement in its pre-tax profit on a non-GAAP basis from fiscal year 2007 to fiscal year 2008;

(b)	each Executive Vice President and two Senior Vice Presidents directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will receive an award based upon growth in license revenues, customer relationship management On Demand revenues and outsourcing bookings (i.e., contracts signed associated with our On Demand business) in their respective areas of responsibility from fiscal year 2007 to fiscal year 2008 and upon reaching and exceeding targets with respect to licensing, outsourcing and consulting margins in their respective areas of responsibility for fiscal year 2008; and

(c)	each Executive Vice President and one Senior Vice President not directly responsible for sales or consulting will receive an award based on the amount by which revenue growth in their respective areas of responsibility from fiscal year 2007 to fiscal year 2008 exceeded the expense growth of their respective areas of responsibility from fiscal year 2007 to fiscal year 2008.

The Compensation Committee adopted the performance measures on August 23, 2007, within 90 days after the start of fiscal year 2008. Each Sales and Consulting Participant’s total bonus amount under the Bonus Plan is calculated by summing the applicable individual bonuses for each performance measure. For all participants, the applicable individual bonus for their performance measure or measures is related to the amount by which the target for each performance measure is exceeded or missed. If the individual performance target bonus calculation results in a negative number, the individual bonus for such performance measure is zero. The details of each of the formulas with respect to the criteria have not been included in this proxy statement in order to maintain the confidentiality of our revenue, profit, expense and/or margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal year 2008, we may have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards.  All awards will be paid by August 15, 2008, unless a participant has requested to defer receipt of an award in accordance with the Oracle’s Deferred Compensation Plan.

Maximum Award.  The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan for fiscal year 2008 would be $10,893,000. The maximum bonus payment that any other participant may receive under the Bonus Plan for fiscal year 2008 is based on a fixed multiple of a target bonus for such participant and would be less than the maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan.

Amendment and Termination.  The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment.  In order to be eligible for an award under the Bonus Plan, a participant must be actively employed by us through the date of payment. If a participant’s employment with us terminates for any reason prior to such date of payment, the participant will not be eligible for any award under the Bonus Plan, and no award under the Bonus Plan will be paid to the participant (determined without regard to any election by a participant to defer receipt of an award).

Federal Income Tax Consequences.  Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. In the event that a participant has requested to defer receipt of an award, FICA taxes will be applied in the year the award is deferred, and income tax withholding will be collected in the year of ultimate payment. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

Bonus Plan Benefits

Payments under the Bonus Plan will be based on actual performance during fiscal 2008, and so amounts payable cannot be determined. The following table provides certain summary information concerning dollar amounts of bonus plan benefits that would have been paid to our named executive officers and certain other groups for fiscal year 2007 if the Bonus Plan had been in effect during fiscal year 2007.

Name and Principal Position	Dollar Value ($)

Lawrence J. Ellison	$6,141,000
Chief Executive Officer
Safra A. Catz	$3,685,000
President and Chief Financial Officer
Charles E. Phillips, Jr.	$3,685,000
President
Charles A. Rozwat	$1,778,000
Executive Vice President, Server Technologies
Keith G. Block	$1,405,000
Executive Vice President, North America Sales and Consulting

Executive Group (10 persons)	$22,265,000
Non-Executive Officer Employee Group (2 persons)	$1,229,000

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal year 2008. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed, among other factors, auditor independence issues raised by commercial relationships we have with the other major accounting firms. With respect to E&Y, which has no commercial relationship with us that would impair its independence, the F&A Committee considered the special circumstances involving Jennifer Minton, our former principal accounting officer for the first part of fiscal year 2007, who is married to a partner in E&Y’s life sciences practice. This E&Y partner: (a) is not part of the audit engagement team; (b) is not in the chain of command relative to the audit engagement; (c) has not and will not render non-audit services to us; and (d) is not a partner in the same office as the primary engagement partner on our account. Our F&A Committee sought and obtained assurances that this relationship does not impair E&Y’s independence, and E&Y has agreed to follow procedures specified by our F&A Committee to ensure that E&Y will maintain its independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Committees, Membership and Meetings” starting at page 9 and “Report of the Finance and Audit Committee of the Board of Directors” at page 41.

Pre-approval Policy and Procedures.  We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services, in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other services.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal year 2007.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years 2007 and 2006 by E&Y:

Fees	2007	2006

Audit Fees(1)	$13,090,060	$12,891,065
Audit Related Fees(2)	318,500	348,300
Tax Fees(3)	944,000	567,360
All Other Fees(4)	17,465	28,700

TOTAL FEES	$14,370,025	$13,835,425

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)	Audit related fees for fiscal year 2007 and fiscal year 2006 each consisted of services with respect to the Statement of Auditing Standards No. 70 examinations related to Oracle’s On-Demand business, other attestation services and accounting consultations.

(3)	Tax fees for fiscal year 2007 consisted principally of tax compliance and consulting for entities acquired by Oracle during the year. Tax fees for fiscal year 2006 consisted principally of services with respect to international tax compliance in connection with our acquisition of Siebel Systems, Inc.

(4)	All other fees for fiscal year 2007 consisted principally of subscriptions to Ernst & Young’s online research tool. All other fees for fiscal year 2006 consisted principally of non-audit related consultation.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the
ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL ON THE AMENDMENT TO CORPORATE BYLAWS
ESTABLISHING A BOARD COMMITTEE ON HUMAN RIGHTS

This year, John C. Harrington of Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California, 94559 (the “First Proponent”), who has represented that he held 1,000 shares of common stock as of June 29, 2007, has notified us that he intends to present the proposal set forth in quotes below (the “First Stockholder Proposal”) at the Annual Meeting.

The Board of Directors opposes the following First Stockholder Proposal for the reasons stated after the First Stockholder Proposal.

“RESOLVED:  To amend the Bylaws, by inserting the following new section to Article 3:

Section 3.03.  Board Committee on Human Rights.  There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

The Board of Directors is authorized in its discretion consistent with these Bylaws, the Articles of Incorporation and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee of Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT:  The proposed Bylaw would establish a Board Committee on Human Rights which would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.”

STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After careful review of the First Stockholder Proposal and our operations worldwide and consideration of our stockholders’ overwhelming vote against proposals on related themes by the First Proponent in past years, we oppose the adoption of the First Stockholder Proposal. We have already implemented policies, practices and procedures that demonstrate Oracle’s commitment to human rights, and believe that mandating an additional and unnecessary committee would interfere with the Board’s performance of its other responsibilities.

Oracle is a socially responsible company that regards human rights issues seriously and strives to promote within its own work force, among other things, the improvement of working conditions, personal freedoms and diversity. We are committed to operating in full compliance with applicable laws in every country where we conduct business. Our standard business practices require adherence to local, state, federal and international laws and regulations on labor and environmental matters and enforcement of Oracle’s long-standing Code of Ethics and Business Conduct, which requires our employees to comply with such laws in the numerous countries in which we operate. In addition, we maintain corporate policies that articulate common standards for our worldwide operations and are designed to promote a healthy environment, and prohibit any mistreatment on the basis of several factors including race, age, gender, or national origin. Our existing, and publicly available, codes of conduct, employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, immigration and wages and hours. In some instances, our policies provide protections beyond what is required by law. Additionally, we train employees worldwide on these policies. We have a helpline that enables employees to report concerns, and we respond to all such reports as appropriate. In addition, we have established lines of communications through which employees, management and stockholders are able to raise concerns to our board of directors that obviate the need for a dedicated committee.

We believe that Oracle’s management, with its day-to-day involvement in its business operations and its detailed understanding of the legislative and regulatory landscape of the countries in which Oracle operates, continues to be in the best position to assess these matters and to make informed judgments as to what practices and policies are most likely to promote the interests of Oracle and our stockholders. We feel that our existing, and continually evolving, policies, practices and procedures relating to human rights effectively address the concerns contained in the First Stockholder Proposal and do not demonstrate the need for additional time and expense to be spent on the establishment and operation of a dedicated board committee. We therefore believe that the interests of our stockholders will be best served if we continue to focus our efforts on further development and implementation of our existing human rights policies, practices and procedures.

Formation and oversight of an additional and unnecessary committee would distract the board from its other responsibilities to Oracle and our stockholders and could interfere with the board’s ability to appropriately focus on and manage affairs of the company that require board supervision.

For the reasons set forth above, the Board of Directors recommends a vote AGAINST adoption of the First Stockholder Proposal.

Required Vote

The adoption of the First Stockholder Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors recommends a vote AGAINST adoption of the
Amendment to Corporate Bylaws Establishing Board Committee on Human Rights.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL ON OPEN SOURCE REPORT

This year, Lawrence Fahn of As You Sow, 311 California Street, Suite 510, San Francisco, California, 94104 (the “Second Proponent”), who has represented that he held at least $2,000 in shares of common stock as of June 29, 2007, has notified us that he intends to present the proposal set forth in quotes below (the “Second Stockholder Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Second Stockholder Proposal for the reasons stated after the Second Stockholder Proposal.

“Whereas:

Open source is an important part of Oracle’s business. Independent research firm IDC projects revenue from standalone open source software generally will climb from $1.8 billion in 2006 to $5.8 billion in 2011.

Open source offers many business opportunities, as well as social and environmental benefits including: expediting third world development; accelerating innovations which improve civil society; bridging the digital divide; government savings; reducing electronic waste; increase transparency in democratic institutions; building an inclusive information society; and enhancing national security.

One example is the One Laptop Per Child initiative, which uses open source software to provide developing nations with inexpensive laptops to prepare their youth for a 21st Century economy. Another is the announcement in June by the San Diego public school system, the eighth largest in the nation, that they would be using Linux to provide laptops to its 130,000 students.

The Indian state of Kerala (population 3 1 million) is adopting open source applications and is promoting Kerala as a global destination for developing open source software. In the words of Kerala Chief Minister Achutanandan, “We believe that free and open-source software is an essential component in our drive to democratize information technology and bring its benefits to all sections of society.”

In June 2007, IBM open sourced its software for predicting the transmission of diseases across countries, so that public health authorities can better respond to such outbreaks. According to IBM, the project was made possible because of open source.

Open source code can help to promote our democracy. As presidential candidate John Edwards stated “To ensure security, [voting] machines should be programmed with an open source code for complete transparency.” Six states are exploring open document formats to protect long-term access to public records. As Eric Kriss, Secretary of Administration and Finance for Massachusetts Governor Mitt Romney, said. “It is an overriding imperative of the American democratic system that we cannot have our public documents locked up in some kind of proprietary format, perhaps unreadable in the future, or subject to a proprietary system license that restricts access.”

Although Oracle has taken positive steps to support open source, it should go much farther to support open source in its business and for the benefit of society.

In 2006, Oracle issued its first corporate social responsibility report which did not discuss, or even mention, open source issues.

RESOLVED:  the shareholders request that the Board issue, at reasonable expense, an Open Source Social Responsibility Report to shareholders by April 2008 that discusses the social and environmental impacts of Oracle’s existing and potential open source policies and practices. We request the report be a policy level discussion which excludes proprietary and confidential information (including, for example, information that may interfere with litigation, legal strategies, lobbying or regulatory issues).

Supporting Statement:  We suggest such report include discussions of the following policy areas: third world development; emerging markets; innovation; interoperability; electronic waste; democracy; intellectual property; security and privacy; and additional policies promoting open source.”

STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After careful review of the Second Stockholder Proposal, we oppose the adoption of the Second Stockholder Proposal. The Second Stockholder Proposal sets forth several individual data points that are not relevant to our business model’s focus and we do not believe developing a formal single topic Open Source Social Responsibility Report is in the best interest of our stockholders.

Oracle invests significant resources in developing, testing, optimizing and supporting open source technologies such as Linux, PHP, Apache, Eclipse, Berkeley DB, and InnoDB. Hundreds of our engineers are part of open source communities and develop code that is freely available in open source. For example, Oracle Berkeley DB is the most widely used open source database in the world with deployments estimated at more than 200 million. Well-known open source projects such as Linux, BSD UNIX, Apache Web Server, OpenLDAP directory, OpenOffice productivity software, as well as many other open source and commercial products embed Berkeley DB. We are clearly embracing and offering open source solutions as a viable choice for development and deployment.

We are also a vocal proponent of open standards. From our inception, we have been engaged in developing and implementing open standards, bringing to market one of the first commercial implementations of a relational database manager with a standard SQL interface. Today, approximately 200 Oracle engineers actively participate in over 200 working groups in more than 75 standards setting organizations. We contribute our professional time, money and intellectual property so our products can interoperate with those of our competitors as well as partners. We implement and support open standards throughout our technology stack permitting customers of all types to reduce costs by ensuring interoperability among diverse technologies while increasing choice and flexibility in system design and implementation.

The Second Stockholder Proposal does not reflect Oracle’s existing programs related to open source and open standards. Much information about these programs is already available on our website, including a section dedicated to open source. The Board of Directors does not believe that it is in the best interests of the stockholders to spend additional Company time and resources preparing and distributing a unique report which focuses on relatively limited aspects of our efforts to benefit our stockholders, customers, employees and policy makers around the world. However, to better inform our stockholders on the positive impact of our various open source and open standards activities we intend to include additional information about our open source activities in the next “Oracle’s Commitment” report. This report, which is available on our website, discusses various aspects of our involvement in our communities and encourages the involvement of others.

For the reasons set forth above, the Board of Directors recommends a vote AGAINST adoption of the Second Stockholder Proposal.

Required Vote

The adoption of the Second Stockholder Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors recommends a vote AGAINST adoption of the Open Source Report.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Our bylaws contain procedures governing how stockholders can propose other business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Nomination of Directors—Stockholder Nominations and Bylaw Procedures.”

Notice Requirements.  A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines.  Stockholder proposals for inclusion in our proxy materials relating to our 2008 Annual Meeting must be received by May 17, 2008.

Alternatively, under our bylaws, if a stockholder wants to submit a proposal for the 2008 Annual Meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

For next year’s 2008 Annual Meeting for stockholder proposals not proposed to be included in our proxy materials, our bylaws therefore require that such stockholder proposals must be delivered between May 20, 2008, and June 19, 2008, unless our 2008 Annual Meeting takes place before October 3, 2008, or after December 2, 2008, in which case stockholder proposals must be delivered before the later of 90 days before the date of the 2008 Annual Meeting or the 10th day following the announcement of the date of the 2008 Annual Meeting.

If stockholders do not comply with these bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meetings. If we are not notified of a stockholder proposal by June 19, 2008, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice.  Stockholder proposals must be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary and must be mailed to him at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to him at 1-650-506-3055, with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our bylaws and Rule 14a-8 under the Exchange Act to ensure that they have satisfied all of the requirements necessary either to propose other business at a stockholder meeting or to include a stockholder proposal in our annual proxy materials. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at http://www.oracle.com/investor.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also http://www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DANIEL COOPERMAN
Senior Vice President, General Counsel and Secretary

All stockholders are urged to complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone. Thank you for your prompt attention to this matter.

ADMISSION TICKET

Oracle Corporation 2007 Annual Meeting of Stockholders

November 2, 2007

10:00 a.m., Pacific Time

Oracle Corporation Conference Center
350 Oracle Parkway
Redwood City, California 94065

4290-PS07	C15824-01

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (8:59 Pacific Time), the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to ATTN: INVESTOR RELATIONS obtain your records and to create an electronic voting instruction form. 500 ORACLE PARKWAY ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER MAIL STOP 5OP6 COMMUNICATIONS If you would like to reduce the costs incurred by Oracle Corporation in REDWOOD SHORES, CA 94065 mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oracle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ORCLE1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ORACLE CORPORATION 1. ELECTION OF DIRECTORS Nominees: 01) Jeffrey O. Henley, 02) Lawrence J. Ellison, For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 03) Donald L. Lucas, 04) Michael J. Boskin, 05) Jack F. number(s) of the nominee(s) on the line below. Kemp, 06) Jeffrey S. Berg, 07) Safra A. Catz, 08) Hector Garcia-Molina, 09) H. Raymond Bingham, 10) Charles E. Phillips, Jr. and 11) Naomi O. Seligman Vote On Proposals For Against Abstain For Against Abstain 2. PROPOSAL FOR THE APPROVAL OF THE 4. STOCKHOLDER PROPOSAL ON THE ADOPTION OF THE FISCAL YEAR 2008 AMENDMENT TO THE CORPORATE EXECUTIVE BONUS PLAN. BYLAWS ESTABLISHING A BOARD 3. PROPOSAL TO RATIFY THE SELECTION OF COMMITTEE ON HUMAN RIGHTS. ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL 5. STOCKHOLDER PROPOSAL ON AN OPEN YEAR ENDING MAY 31, 2008. SOURCE REPORT.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof. Please sign exactly as the name or names appear(s) on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing. Yes No
Please indicate if you plan to attend this meeting.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Electronic Voting Alternatives Are you voting electronically? This year? Next year? Although you received your proxy materials by mail this year, you can still vote the shares conveniently by telephone or by the Internet. Please see the reverse side for instructions. Additionally, you can choose to receive next year’s proxy materials (Form 10-K, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of Oracle’s electronic recipients, you help support Oracle in its efforts to reduce printing and postage costs. If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the proxy statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com.
ORACLE CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 2, 2007 The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DANIEL COOPERMAN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Friday, November 2, 2007, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELEVEN DIRECTOR NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2008 EXECUTIVE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP, AGAINST THE STOCKHOLDER PROPOSAL ON THE AMENDMENT TO THE CORPORATE BYLAWS ESTABLISHING A BOARD COMMITTEE ON HUMAN RIGHTS AND AGAINST THE STOCKHOLDER PROPOSAL ON AN OPEN SOURCE REPORT.